Exhibit (a)(14)
In order to help you better understand the offer to amend and to provide an additional opportunity to ask questions, we have scheduled three presentations via WebEx. These will be held at the following times. While you are certainly welcome to attend all or none of these sessions, the content will be the same. Questions also may be submitted in advance to equity@sungard.com.
DATE: September 1, 2009
TIME: 8:00 pm, Eastern Daylight Time (GMT -04:00, New York)
[WebEx link and password]
DATE: Wednesday, September 2, 2009
TIME: 11:00 am, Eastern Daylight Time (GMT -04:00, New York)
[WebEx link and password]
DATE: Thursday, September 10, 2009
TIME: 10:00 am, Eastern Daylight Time (GMT -04:00, New York)
[WebEx link and password]
Dial-in information:
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